Exhibit (h)(vii)

FIRST AMENDMENT TO

FUND OFFICER AGREEMENT

This first amendment (“Amendment”) to the Fund Officer Agreement (the “Agreement”) dated as of March 3, 2020 by and between Datum One Series Trust and Foreside Fund Officer Services (together, the “Parties”) is effective as of August 5, 2024.

WHEREAS, the Parties desire to amend Appendix B of the Agreement to reflect an updated fee table.

WHEREAS, Section 13(i) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.  Appendix B of the Agreement is hereby deleted and replaced in its entirety by the Appendix B attached hereto:

3.  Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

DATUM ONE SERIES TRUST		FORESIDE FUND OFFICER SERVICES

By:	/s/ Barbara J. Nelligan	By:	/s/ Jaimie Douglas
Name:	Barbara J Nelligan	Name:	Jaimie Douglas
Title:	President	Title:	Associate General Counsel
Date:	7/30/2024	Date:	July 30, 2024